Exhibit 19.1

QuidelOrtho Corporation
Insider Trading Compliance Policy

CONTENTS
    Page
I.    SUMMARY    1
II.    STATEMENT OF POLICIES PROHIBITING INSIDER TRADING    1
III.    EXPLANATION OF INSIDER TRADING    3
IV.    STATEMENT OF PROCEDURES TO PREVENT INSIDER TRADING    6
V.    ADDITIONAL PROHIBITED TRANSACTIONS    8
VI.    RULE 10B5-1 TRADING PLANS, SECTION 16, AND RULE 144    10
VII.    CERTIFICATION OF COMPLIANCE    13

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QuidelOrtho Corporation
Insider Trading Compliance Policy
I. SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of QuidelOrtho Corporation (together with its subsidiaries, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person transacts in a security while they are aware of material nonpublic information relating to the security. Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and criminal fines of up to $5 million for individuals and $25 million for corporations. Insider trading in the Company’s securities or the securities of a Company Counterparty (defined below) is prohibited by this policy (this “Policy”), and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.
This Policy applies to all officers, directors, employees and temporary workers of the Company and each of its subsidiaries. Individuals subject to this Policy are responsible for ensuring that members of their households as well as individuals who do not reside in their household but whose transactions in the Company’s securities are directed by or are subject to their influence or control also comply with this Policy. This Policy also applies to any entities over which individuals subject to this Policy (including their household members) have the ability to influence or direct investment decisions concerning securities, including any corporations, partnerships, limited liability companies or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for such individual’s own account. The Company may determine that this Policy applies to additional persons who may be aware of material nonpublic information. This Policy extends to all activities within and outside such individual’s Company duties. Every individual subject to this Policy must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Legal Officer.
The Company’s Chief Legal Officer or such other employee as may be designated by the Chief Legal Officer shall be responsible for the administration of this Policy.
In all cases, individuals subject to this Policy bear full responsibility for ensuring their compliance with this Policy, and also for ensuring that members of such individuals’ households (and individuals not residing in such household but whose transactions are subject to such individual’s influence or control) and entities under such individual’s influence or control are in compliance with this Policy.
Actions taken by the Company, the Chief Legal Officer or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.
II. STATEMENT OF POLICIES PROHIBITING INSIDER TRADING
No persons subject to this Policy shall trade in the Company’s securities while they are aware of material nonpublic information relating to the Company or its securities. In addition, no persons subject to this Policy shall trade in the securities of another company with whom the Company has a preexisting or prospective relationship (such company, a “Company Counterparty”), such as the Company’s customers, distributors, suppliers, licensing, collaboration or joint-venture counterparties, contract research organizations, contract manufacturing organizations or a firm with which the Company is negotiating a major transaction, while they are aware of material nonpublic information relating to such other company or its securities obtained in the course of their employment or service with the Company.

From time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to share issuances and repurchases, which are overseen by the Treasury and Legal departments (and approved by the Company’s Board of Directors (the “Board”) or appropriate committee, if required), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the relevant plans and agreements.
Additionally, no officer, director or key employee listed on Schedule I hereto (as amended from time to time, the “Key Employees”) shall purchase, sell, gift or otherwise trade in any security of the Company during the period beginning on the 15th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the first full trading day after the public release of the Company’s quarterly financial results for such fiscal quarter or during any other trading suspension period declared by the Company. The period when the trading window is closed is often called a “blackout” period.
There are four regularly scheduled blackout periods during the year when trading by officers, directors and Key Employees is prohibited. The following table illustrates when these blackout periods begin and end:

Black-out Period Begins	Black-out Period Ends
15 calendar days prior to the end of Q1 (usually in March)	One full trading day after the Q1 earnings release (usually in May)
15 calendar days prior to the end of Q2 (usually in June)	One full trading day after the Q2 earnings release (usually in August)
15 calendar days prior to the end of Q3 (usually in September)	One full trading day after the Q3 earnings release (usually in November)
15 calendar days prior to the end of Q4 (usually in December)	One full trading day after the Q4/full year earnings release (usually in February)
For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.
These prohibitions apply to, among other things, purchases and sales of the Company’s securities in the public markets and gifts of the Company’s securities. These prohibitions do not apply to (“blackout period trading exceptions”):
•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•elections to participate in, withdraw from, and purchases of Company stock through the Company’s employee stock purchase plans (but this exception does not apply to the sale of such stock purchased through the Company’s employee stock purchase plans);
•exercises of stock options or other equity awards or the surrender of shares of common stock to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting or settlement of equity-based awards that, in each case, do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception). If you wish to execute broker-assisted cashless exercises to satisfy tax withholding obligations in the future, you should consider entering into an approved Rule 10b5-1 trading plan authorized solely to conduct such sales (for more information about the requirements for Rule 10b5-1 trading plans, see Section VI.A below); or
•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material nonpublic information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was precleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI.A below.
From time to time, events will occur that are material to the Company and cause certain officers, directors or employees to become aware of material nonpublic information. When that happens, the Company may recommend that those aware of the material nonpublic information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed.
When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.
Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Company or a Company Counterparty, you should not trade in the Company’s or the Company Counterparty’s securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while you are aware of material nonpublic information.
No person subject to this Policy shall directly or indirectly communicate (or “tip”) material nonpublic information about the Company, a Company Counterparty or their securities (i) to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or (ii) to anyone within the Company other than on a “need-to-know” basis.
A good rule of thumb: When in doubt, do not trade.
III. EXPLANATION OF INSIDER TRADING
A.Certain Definitions.
“Insider trading” refers to the purchase or sale of a security while the individual is aware of material nonpublic information relating to the security.
“Securities” includes shares of common stock, other stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law.
“Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.
“Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

These definitions extend to a broad range of transactions, including gifts, conventional cash-for-stock purchases and sales, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
B.What Facts Are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a likelihood that a reasonable investor would consider it important in making an investment decision to buy, sell, or hold a security, or if the fact is likely to have an effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information include (but are not limited to) information about:
•earnings and quarterly results;
•guidance on earnings estimates or global financial forecasts;
•pending, proposed or contemplated mergers, acquisitions, tender offers, joint ventures or changes in material assets;
•changes in control of the Company or changes in senior management;
•new products, contracts with significant suppliers, or developments regarding significant customers or suppliers (e.g., the acquisition or loss of a contract);
•significant changes in business strategies;
•information about pending, proposed or contemplated financial restructurings or significant expansions or contractions of operations;
•significant product pricing or significant reimbursement changes;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an audit report;
•significant events concerning the Company’s physical assets;
•events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of securities or information related to any additional funding);
•bankruptcies or receiverships;
•cybersecurity or data security incidents, events or new risks that affect the Company or third‐party providers that support the Company’s business operations;
•product recalls;
•the imposition of a trading “blackout” by the Company on transactions in the Company’s securities or the securities of a Company Counterparty;

•institution of, or developments in, regulatory investigations or litigation-related developments involving the Company; and
•regulatory approvals or changes in regulations and any analysis of how they affect the Company.
Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
Questions regarding material information should be directed to the Company’s Chief Legal Officer.
C.What Is Nonpublic?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as through a press release; a Regulation FD-compliant conference call; or public disclosure documents filed with the US Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one full trading day following publication or other dissemination as a reasonable waiting period before such information is deemed to be public.
Only you know what you know. The Company cannot provide you with confirmation that you are not aware of material, nonpublic information.
D.Who Is an Insider?
“Insiders” include officers, directors and any employees of a company or anyone else who is aware of material nonpublic information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material nonpublic information relating to the company.
E.Trading by Persons Other Than Insiders
Insiders may be liable for communicating or tipping material nonpublic information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them or individuals who trade on material nonpublic information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.
Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

F.Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2.5 million or three times the amount of profit gained or loss avoided by the violator;
•criminal fines for individual violators of up to $5 million ($25 million for an entity); and
•jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.
G.Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may be aware of material nonpublic information. The SEC aggressively investigates even small insider trading violations.
IV. STATEMENT OF PROCEDURES TO PREVENT INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.
As someone subject to this Policy, you are responsible for ensuring that you and members of your household comply with this Policy. This includes family members residing with you, anyone else living in your household, and any family members not living with you whose transactions in the Company’s securities are directed by you, or subject to your influence or control. This Policy also applies to any entities for which you or your family members have the ability to influence or direct investment decisions concerning securities, including any corporations, partnerships, limited liability companies or trusts and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

A.Blackout Periods
The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to be aware of, or be presumed to be aware of, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, no officer, director or Key Employee shall purchase or sell any security of the Company during the blackout periods, except for blackout period trading exceptions listed above.
Other exceptions to the blackout period policy may be approved only by the Company’s Chief Legal Officer or, in the case of exceptions for directors, the Audit Committee of the Board (the “Committee”).
From time to time, the Company, through the Board, the Committee, the Company’s Disclosure Committee or the Chief Legal Officer, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
B.Preclearance of All Trades by Directors and Certain Officers and Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the trading of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company stock, the sale of shares of Company stock issued upon exercise of stock options or vesting of restricted stock or restricted stock units or issued pursuant to the Company’s employee stock purchase plans, broker-assisted cashless exercises of stock options, and, if you are senior vice president-level or above, the exercise of stock options) by directors and certain officers and employees listed on Schedule II (as amended from time to time) (each, a “Preclearance Person”) must be precleared by the Company’s Chief Executive Officer or such other person or persons designated by the Chief Executive Officer from time to time and to the extent of such designation (the Company’s Chief Executive Officer and such other person or persons designated by the Chief Executive Officer from time to time, collectively, the “Authorizing Officer”), except for certain exempt transactions as explained in Section VI of this Policy (but not the adoption of a Trading Plan, which must be precleared as described below). Preclearance does not relieve you of your responsibility under SEC rules.
A request for preclearance (i) must be in writing sent to preclearance@quidelortho.com, (ii) should be made at least two business days in advance of the proposed transaction, (iii) should include the identity of the Preclearance Person (or related person), the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction, the number of shares or other securities to be involved, and the equity award the shares relate to, and (iv) must confirm that the Preclearance Person is not aware of material nonpublic information about the Company. The Authorizing Officer shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer. All trades that are precleared must be effected within five trading days of receipt of the preclearance, unless a specific exception has been granted by the Authorizing Officer. A precleared trade (or any portion of a precleared trade) that has not been effected during the five trading day period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. In the event that a request for preclearance is denied, that denial may be material, nonpublic information and must be kept confidential.
None of the Company, the Authorizing Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section IV.B. Notwithstanding any preclearance of a transaction pursuant to this Section IV.B, none of the Company, the Authorizing Officer, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.
C.Post-Termination Transactions
With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities and the securities of Company Counterparties even after termination of service to the Company. If you are aware of material nonpublic information when your service terminates, you may not trade in the Company’s securities or the securities of Company Counterparties until that information has become public or is no longer material.
D.Information Relating to the Company
1. Access to Information
Access to material nonpublic information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances, except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information.
In communicating material nonpublic information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information and this Policy.
2. Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Company’s Investor Relations team at IR@QuidelOrtho.com.
E.Limitations on Access to Company Information
The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities. All officers, directors and employees should take all steps and precautions necessary to restrict access to and secure material nonpublic information by, among other things:
•maintaining the confidentiality of Company-related transactions;
•conducting their business and social activities so as not to risk inadvertent disclosure of confidential information (review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons);
•restricting access to documents and files (including computer files) containing material nonpublic information to individuals on a “need-to-know” basis (including maintaining control over the distribution of documents and drafts of documents);
•promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

•disposing of all confidential documents and other papers once there is no longer any business or other legally required need — through shredders when appropriate;
•restricting access to areas likely to contain confidential documents or material nonpublic information;
•safeguarding laptop computers, tablets, cell phones, memory sticks, CDs, and other items that contain confidential information;
•avoiding the discussion of material nonpublic information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes, taxicabs or other public places; and
•refraining from participation in “expert networks” and similar engagements with investment professionals, unless approved in advance by the Chief Legal Officer.
Personnel involved with material nonpublic information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.
V. ADDITIONAL PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company’s securities. Additionally, officers, directors and employees shall not enter into transactions in the Company’s securities for speculative purposes.
A.Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities (i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale).
B.Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on material nonpublic information. Transactions in options may also focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.
C.Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D.Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities. Margin purchases of the Company’s securities are prohibited by this Policy.
Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot borrow against any account in which you hold the Company’s securities. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans as permitted under this Policy or to situations approved in advance by the Authorizing Officer.
E.Director and Executive Officer Cashless Exercises
The Company will not arrange with brokers to administer cashless exercises to pay the exercise price of stock options on behalf of the Company’s directors and the officers designated as such by the Company’s Board under Rule 16a-1(f) of the 1934 Act (“Executive Officers”). To the extent a cashless exercise feature is made available under the Company’s equity incentive plans, directors and Executive Officers of the Company may use the cashless exercise feature only if (i) the director or Executive Officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, and (iii) the director or Executive Officer uses a cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or Executive Officer. The foregoing does not imply that a cashless exercise feature will be made available under the Company’s equity incentive plans. Questions about cashless exercises should be directed to the Chief Legal Officer.
VI. RULE 10B5-1 TRADING PLANS, SECTION 16, AND RULE 144
A.Rule 10b5-1 Trading Plans
The trading restrictions set forth above do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s stock in accordance with the terms of Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that either (i) specifies the amounts, prices and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm or computer program for determining the amount, price and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions. All Trading Plans (and any amendments, modifications or terminations thereof) must be submitted to and preapproved by the Authorized Officer prior to entry into the plan and must comply with the other requirements of Rule 10b5-1, as summarized below:
•Timing. A Trading Plan can be entered into, amended, modified or terminated only (a) at a time when the person entering into the plan is not aware of material nonpublic information, and (b) with respect to officers, directors, Key Employees and anyone else subject to blackout restrictions, during an open trading window;
•Cooling-off Period. The first scheduled transaction in an approved and executed Trading Plan must not take place until the end of a cooling-off period, which means (a) if you are a director or Executive Officer, the later of (i) 90 calendar days after the Trading Plan is entered into, and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q for the fiscal quarter in which the Trading

Plan was adopted, subject to a maximum of 120 calendar days after the Trading Plan is entered into, or (b) if you are not a director or Executive Officer, 30 calendar days after the Trading Plan is entered into. Amendments or modifications of a Trading Plan that impact the amount, price or timing of transactions under the plan will be treated as the adoption of a new plan and subject to the applicable cooling-off period described above;
•Good Faith. The Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws, and you must act in good faith with respect to the Trading Plan; and
•Restrictions on Overlapping and Single-trade Plans. You may not enter into more than one Trading Plan for trading the Company’s securities during the same period, unless the additional plan only authorizes “sell-to-cover” transactions to satisfy tax withholding obligations in connection with the vesting of restricted stock or restricted stock units. In addition, you may not enter into more than one single-trade Trading Plan within a 12-month period.
Directors and Executive Officers are subject to additional requirements when entering into Trading Plans, including certification requirements (regarding material nonpublic information and good faith) as well as disclosure requirements (e.g., the Company will need to disclose in its Form 10-Q or Form 10-K all of the material terms of your plan, other than price). When requesting preapproval of a Trading Plan, directors and Executive Officers must submit a copy of the Trading Plan and confirm in writing that they are not aware of material nonpublic information about the Company, are entering into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws, and agree to such disclosures in connection with such Trading Plan as determined necessary or advisable by the Company.
The Company reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of Trading Plans or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, terminate or otherwise prohibit transactions under a Trading Plan if the Authorizing Officer or the Board, in its discretion, determines that such suspension, discontinuation, termination or other prohibition is in the best interests of the Company. In such event, any new Trading Plan will be subject to the requirements set forth above.
The cashless exercise of options under Trading Plans is permitted only through “same-day sales,” in which the option holder does not pay for the stock up front, but rather receives cash equal to the difference between the stock value and option exercise price. Transactions prohibited under Section V of this Policy, including short sales and hedging transactions, may not be carried out through a Trading Plan.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and this Policy and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Authorizing Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.
Trading Plans do not exempt you from complying with Section 16 short-swing profit rules or liability.
During an open trading window, trades differing from Trading Plan instructions that are already in place are permitted (subject to the other terms of this Policy) as long as such trades involve shares not covered by the Trading Plan and the Trading Plan continues to be followed.

B.Section 16: Insider Reporting Requirements, Short-swing Profits, and Short Sales (Applicable to Directors, 10% Stockholders and Certain Officers)
1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4, and 5
Section 16(a) of the 1934 Act generally requires all officers, directors, and 10% stockholders, within 10 days after becoming subject to Section 16 (“Section 16 Insiders”), to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on Form 3, listing the amount of the Company’s stock, options, and warrants that the Section 16 Insider beneficially owns. Following the initial filing on Form 3, changes in beneficial ownership of the Company’s stock, options, and warrants must be reported on Form 4, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year-end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4.
2. Recovery of Profits Under Section 16(b)
For the purpose of preventing the unfair use of information that may have been obtained by a Section 16 Insider, any profits realized by a Section 16 Insider from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The Section 16 Insider is liable, even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any material nonpublic information.
The liability of a Section 16 Insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.
Section 16 Insiders should consult the attached “Short-swing Profit Rule Section 16(b) Checklist” attached hereto as Attachment A in addition to consulting the Chief Legal Officer prior to engaging in any transactions involving the Company’s securities, including, without limitation, the Company’s stock, options, or warrants.
3. Short Sales Prohibited Under Section 16(c)
Section 16(c) of the 1934 Act absolutely prohibits Section 16 Insiders from making short sales of the Company’s equity securities. Short sales include sales of stock that the Section 16 Insider does not own at the time of sale, or sales of stock against which the Section 16 Insider does not deliver the stock within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability.

You should consult the Chief Legal Officer if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
C.Rule 144 (Applicable to Section 16 Insiders)
Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.”
•“Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering.
•“Control securities” are any securities owned by directors, Executive Officers or other “affiliates” of the issuer, including stock purchased in the open market and shares received upon exercise of stock options.
Sales of the Company’s securities by affiliates (generally, Section 16 Insiders of the Company) must comply with the requirements of Rule 144, which are summarized below:
•Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.
•Volume Limitations. Total sales of shares of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
•Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.”
•A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person must not pay any fee or commission other than to the broker.
•A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell shares of Company common stock for his own account on a regular and continuous basis.
•Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144, and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.
•Holding Period. Affiliates must hold their restricted securities for at least six months prior to making any sales under Rule 144. There is no holding period required for the sale of control securities by affiliates if the control securities were not acquired from the Company or an affiliate of the Company.
If you are subject to Rule 144, you must instruct your broker who handles trades in the Company’s securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VII. CERTIFICATION OF COMPLIANCE
All officers, directors and employees will be required annually to complete an online certification of compliance form, stating that they have read, understand, and have complied with this Policy.

Effective Date: May 27, 2022
Amended: September 20, 2022, February 27, 2023, March 15, 2023, February 6, 2025, March 25, 2025, June 12, 2025, July 22, 2025